ARRAKIS, INC.

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference of our name and work related to the Columbus Project in the Annual Report on Form 10-K for the year ended December 31, 2014 to be filed by Ireland Inc. with the United States Securities and Exchange Commission.

Dated the 27th day of March, 2015.

ARRAKIS, INC.

James R Murray President, Arrakis, Inc.

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